UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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MEAD JOHNSON NUTRITION COMPANY

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MEAD JOHNSON NUTRITION COMPANY

225 North Canal Street, 25th Floor, Chicago, Illinois 60606

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2017

This is a supplement to the proxy statement dated April 27, 2017 (the “proxy statement”) of Mead Johnson Nutrition Company, a Delaware corporation (“we,” “our” or the “Company”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held on May 31, 2017 at 1:00 p.m., Central Daylight Time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654. The purpose of the special meeting is to consider and vote upon: (1) a proposal to adopt the Agreement and Plan of Merger, dated February 10, 2017 (as may be amended from time to time, the “merger agreement”), among the Company, Reckitt Benckiser Group plc, a company incorporated in England and Wales (“Reckitt Benckiser”), and Marigold Merger Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Reckitt Benckiser (“Merger Sub”), pursuant to which Reckitt Benckiser will indirectly acquire the Company by means of a merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity following the merger as a wholly owned indirect subsidiary of Reckitt Benckiser (the “merger”); (2) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement (the “Adjournment Proposal”); and (3) a proposal to approve, on a non-binding, advisory basis, the payment of certain compensation and benefits to our named executive officers, which they will or may be entitled to receive from the Company (or its successor) and as a consequence of the merger (the “Merger-Related Compensation Proposal”), as described in the section of the proxy statement entitled “The Merger—Interests of the Directors and Executive Officers in the Merger.” Our Board of Directors (the “Board”) previously established April 13, 2017 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

After due consideration and discussion of the factors that our Board deemed relevant to enable it to reach an informed decision as to the fairness and advisability of the merger agreement and the transactions contemplated thereby, including the factors discussed in the section of the proxy statement entitled “The Merger—Reasons for the Merger,” our Board unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and our stockholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement and (iii) recommended adoption of the merger agreement by our stockholders. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE (1) “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, (2) “FOR” THE ADJOURNMENT PROPOSAL AND (3) “FOR” THE NON-BINDING, ADVISORY MERGER-RELATED COMPENSATION PROPOSAL. IF YOU HAVE NOT ALREADY SUBMITTED A PROXY FOR USE AT THE SPECIAL MEETING YOU ARE URGED TO DO SO PROMPTLY. NO ACTION IN CONNECTION WITH THIS SUPPLEMENT TO THE PROXY STATEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGES 26 AND 27 OF THE PROXY STATEMENT.

Legal Proceedings

Following the filing of the preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2017, four putative class action lawsuits relating to the Merger were filed in the United States District Court for the District of Delaware on behalf of a putative class of our public stockholders against the Company and the members of the Company’s Board, Reckitt Benckiser, and Merger Sub pursuant to Sections 14(a) and 20(a) of the Securities Exchange Act of 1934:  Steinberg v. Mead Johnson Nutrition Company, et al., 1:17-cv-00304 (D. Del.), Solak v. Mead Johnson Nutrition Company, et al., 1:17-cv-00324 (D. Del.), Rubin v. Mead Johnson Nutrition Company, et al., 1:17-cv-00325 (D. Del.), and Walters v. Mead Johnson Nutrition Company, et al., 1:17-cv-00344 (D. Del.) (the “Federal Lawsuits”). The complaint in the Federal Lawsuits generally alleges that the preliminary proxy statement omitted certain material information and seeks, among other remedies, to enjoin the merger.

We believe that the claims asserted in the Federal Lawsuits are without merit. However, in order to alleviate the costs, risks and uncertainties inherent in litigation and provide additional information to our stockholders, we and the other named defendants in the Federal Lawsuits signed a memorandum of understanding to settle Plaintiff’s individual claims, pursuant to which the Company is providing the additional disclosures set forth below. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Federal Lawsuits that any additional disclosure was or is required. These supplemental disclosures will not affect the merger consideration to be paid to stockholders of the Company in connection with the merger or the timing of the special meeting of our stockholders scheduled for May 31, 2017 at 1:00 p.m., Central Daylight Time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654.

Supplemental Disclosures

We are providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein is more current. Defined terms used but not defined herein have the meanings set forth in the proxy statement. Paragraph references used herein refer to the proxy statement prior to any additions or deletions resulting from the supplemental disclosures. The additional disclosures are as follows:

(1) Supplement to “The Merger—Background of the Merger”

The following disclosure amends and restates the seventh paragraph under the heading “The Merger—Background of the Merger” on page 31 of the proxy statement:

On December 2, 2016, Mr. James M. Cornelius, the Chairman of our Board, and Mr. Robert S. Singer, a member of our Board, had a meeting with Mr. Rakesh Kapoor, the Chief Executive Officer of Reckitt Benckiser, and Mr. Peter Harf, senior partner of JAB Holdings B.V. (“JAB”), Reckitt Benckiser’s largest stockholder. Mr. Singer and Mr. Harf knew each other, as Mr. Singer serves on the boards of certain entities controlled by JAB and Mr. Harf was familiar with Reckitt Benckiser having served as a member of its board of directors from 1999 until 2015, and Mr. Singer and Mr. Harf helped facilitate the introductory meeting by inviting Mr. Cornelius and Mr. Kapoor, respectively, to attend the meeting. At such meeting, the parties discussed the Company’s business generally, and Mr. Kapoor mentioned that Reckitt Benckiser had previously analyzed the Company and the Company’s business sector and could be interested in exploring a potential transaction with the Company, noting that it fit with Reckitt Benckiser’s strategic interest in expanding in the area of consumer health. Mr. Kapoor noted that, while Reckitt Benckiser could be interested in pursuing a private discussion with the Company regarding a potential transaction, it was Reckitt Benckiser’s view that if the Company was to run an auction process it would significantly increase the risk that there would be a leak potentially leading to public speculation relating to Reckitt Benckiser’s involvement in such a process and that, as a U.K. listed company, Reckitt Benckiser would be required to confirm or deny its involvement in the process in response to such a leak. Mr. Kapoor further conveyed that, given the fact that any acquisition of the Company would constitute the entry into a new business line for Reckitt Benckiser and that Reckitt Benckiser might still be in the process of evaluating such an initiative, depending on when in the process the leak occurred, Reckitt Benckiser would be likely to cease discussions with the Company regarding a potential deal in the event of a leak. Mr. Kapoor stated that, as a result of the foregoing, Reckitt Benckiser believed that if the Company were to run an auction process it would make it less likely that a deal would be ultimately consummated even if otherwise desired by the parties.

The following disclosure amends and restates the thirteenth paragraph under the heading “The Merger—Background of the Merger” on page 32 of the proxy statement:

At the request of Mr. Kapoor, Mr. Cornelius and Mr. Kapoor had a breakfast meeting on January 13, 2017 in New York, during which Mr. Kapoor presented Mr. Cornelius with a letter outlining a non-binding proposal from Reckitt Benckiser pursuant to which Reckitt Benckiser would acquire 100% of the fully diluted equity of the Company for $90.00 per share in cash.  The proposal valued the fully diluted equity of the Company at approximately $16.7 billion based on approximately 185.7 million fully diluted shares outstanding. The letter noted that, given the fact that infant nutrition is an adjacent category for Reckitt Benckiser in which it is not currently active, Reckitt Benckiser would expect the Company’s employees to play a significant role in the combined company to ensure the success of the transaction. Reckitt Benckiser informed us in the letter that, given this adjacency, the limited geographic overlap between the businesses of the Company and Reckitt Benckiser, and the Company’s ongoing Fuel for Growth program, the scope for immediate and substantial synergies would be relatively limited, and Reckitt Benckiser would rely on underlying growth and the successful turnaround of a number of key markets to drive performance and returns. The letter also underscored Reckitt Benckiser’s position that it was unwilling to engage in a traditional back and forth negotiation with respect to value and that the proposal fully reflected Reckitt Benckiser’s view of the potential synergies and long-term value of the combination between the Company and Reckitt Benckiser.

Mr. Kapoor emphasized that, for the reasons he had communicated to Mr. Cornelius in their meeting on December 2, 2016, Reckitt Benckiser was not willing to participate in a broad sales process. Mr. Kapoor also emphasized that the proposal was subject to further due diligence, including a review of the Company’s long-range plan. Mr. Cornelius informed Mr. Kapoor that he and the rest of our Board would consider Reckitt Benckiser’s proposal and revert in due course. On January 13, 2017, the Company’s share price closed at $70.39 per share.

The disclosure in the proxy statement is hereby amended by inserting the following sentence immediately after the penultimate sentence of the twenty-third paragraph under the heading “The Merger—Background of the Merger” on page 35 of the proxy statement:

The Board considered and accepted this advice in light of its advisors’ experience and expertise, the fact that the potential transaction with Reckitt Benckiser had been publicly confirmed by both parties, the amount of time that had elapsed since the public confirmation of the transaction, and the belief that the likely impediment, if any, to a strategic buyer with substantial synergies would more likely be a perceived risk of regulatory challenges than the size of a customary reverse termination fee.

The following disclosure amends and restates the thirty-second paragraph under the heading “The Merger—Background of the Merger” on page 37 of the proxy statement:

On February 4, 2017, Davis Polk, Linklaters LLP, U.K. counsel to Reckitt Benckiser (“Linklaters”), and Kirkland held a telephonic meeting to discuss certain open points in the merger agreement, and later that day, Davis Polk sent a revised draft of the merger agreement to Kirkland. Also on February 4, 2017, we provided a series of proposals relating to the treatment of equity awards and other employee compensation and retention matters (collectively, the “Compensation and Retention Issues”) (see for example the sections entitled “—Interests of Directors and Executive Officers in the Merger” beginning on page 66 and “—Employee Matters” on page 94). The Compensation and Retention Issues were subject to separate discussion by specialists from the Company and Reckitt Benckiser teams throughout the negotiation. During the course of these negotiations, we focused on the Compensation and Retention Issues in order to ensure the smooth continuity of operations from the Company’s perspective to ensure closing of the transaction would occur, whereas Reckitt Benckiser focused on retention as it was entering a new business and felt it was important to retain our employees and in order to preserve the value of the Company it was acquiring. However, prior to the execution of the merger agreement, the Company management did not discuss with Reckitt Benckiser any terms of the employment of management of the Company on an ongoing basis, if any, following the closing.

(2) Supplement to “The Merger—Unaudited Prospective Financial Information”

The disclosure in the proxy statement is hereby amended by inserting the following sentence immediately after the last sentence of the sixth paragraph under the heading “The Merger—Unaudited Prospective Financial Information” on page 46 of the proxy statement:

The numbers in certain tables in this section may not foot due to rounding.

The following disclosure amends and restates footnote 1 to the selected unaudited prospective financial information prepared by our management for the fiscal years ending December 31, 2017 through December 31, 2021, under the heading “The Merger—Unaudited Prospective Financial Information” on page 46 of the proxy statement:

(1)         Amounts in this section were prepared based on exchange rates used by the Company for the purpose of its 2017 budget process. This table assumes cash dividends of $303 million, $326 million, $357 million, $394 million and $434 million in 2017, 2018, 2019, 2020 and 2021, respectively. The weighted average shares outstanding adjusted for the effect of dilutive stock options and performance share awards were assumed to be 183.4 million across the years.

The following disclosure amends and restates footnotes 5 and 6 to the selected unaudited prospective financial information prepared by our management for the fiscal years ending December 31, 2017 through December 31, 2021, under the heading “The Merger—Unaudited Prospective Financial Information” on pages 46 and 47 of the proxy statement:

(5)         Adjusted EPS (Incl. One Time Tax Benefit) represents net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares divided by an assumed 183.4 million weighted average shares outstanding adjusted for the effect of dilutive stock options and performance share awards. In 2017, expected GAAP EPS has been adjusted to exclude an estimated $0.09 per share of charges related to Fuel for Growth and Real Estate Consolidation. See “Non-GAAP Financial Measures” below for additional information on these charges. 2017 also includes a potential one time tax benefit estimated to be $0.15 per share. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS (Incl. One Time Tax Benefit) includes a $0.20 per share negative currency impact.

(6)         Adjusted EPS (Excl. One Time Tax Benefit) represents net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares divided by an assumed 183.4 million weighted average shares outstanding adjusted for the effect of dilutive stock options and performance share awards. 2017 expected GAAP EPS has been adjusted to exclude an estimated $0.09 per share of charges related to Fuel for Growth and Real Estate Consolidation. See “Non-GAAP Financial Measures” below for additional information on these charges. 2017 excludes a potential one time tax benefit estimated to be $0.15 per share. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS (Excl. One Time Tax Benefit) includes a $0.20 per share negative currency impact.

The following disclosure amends and restates footnote 7 to the selected unaudited prospective financial information prepared by our management for the fiscal years ending December 31, 2017 through December 31, 2021, under the heading “The Merger—Unaudited Prospective Financial Information” on page 47 of the proxy statement:

(7)         Unlevered Free Cash Flow represents Earnings before Interest and Income Taxes less unlevered income tax expense, plus depreciation and amortization, less capital expenditures, and changes in net working capital accounts (in each case based on income statement, balance sheet and cash flow data provided by the Company as part of the Long Range Plan). The most comparable GAAP measure is Earnings before Interest and Income Taxes. The table below shows the reconciliation of Earnings before Interest and Income Taxes to Unlevered Free Cash Flow.

(for the year ended December 31 of each year, dollars in millions):	2017	2018	2019	2020	2021
Adjusted EBIT(1)	$892	980	1,085	1,183	1,272
Plus: Depreciation and Amortization	$104	102	108	114	120
Adjusted EBITDA(2)	$996	1,081	1,193	1,297	1,392
Less: Unlevered Income Taxes(3)	$(182)	(230)	(255)	(278)	(299)
Less: Working Capital Changes	$26 - 57	64 - 69	27	(15)	(13)
Less: Capital Expenditures	$(308)	(177)	(167)	(179)	(190)
Less: Fuel for Growth(4)	$(13)	—	—	—	—
Less: Real Estate Consolidation(4)	$(4)	—	—	—	—
Unlevered Free Cash Flow(5)	$532 - 546	748 - 743	798	825	890

(1) Adjusted EBIT represents earnings before net interest expenses and income taxes adjusted in 2017 to exclude an estimated $25 million of charges related to Fuel for Growth and Real Estate Consolidation. See “—Non-GAAP Financial Measures” below for additional information on these charges. The most comparable GAAP measure is Earnings before Interest and Income Taxes.

(2) Adjusted EBITDA represents earnings before net interest expenses, income taxes, depreciation and amortization adjusted in 2017 for an estimated $25 million of charges related to Fuel for Growth and Real Estate Consolidation. See “—Non-GAAP Financial Measures” below for additional information on these charges. The most comparable GAAP measure is Earnings before Interest and Income Taxes.

(3) Unlevered income taxes represent GAAP income taxes adjusted to eliminate the benefit of tax deductions with respect to interest expense and other specified items (i.e., Fuel for Growth and Real Estate Consolidation). The unlevered income taxes in 2017 eliminate the benefit of $30 million in tax deductions. For 2018 through 2021, unlevered income taxes eliminate the benefit of $26 million of tax deductions in each year.

(4) Net of taxes. In 2017, before taxes, Fuel for Growth is $19 million and Real Estate Consolidation is $6 million.

(5) Stock-based compensation was treated as a non-cash item. Dividends were excluded from the calculation of Unlevered Free Cash Flow.

Goldman Sachs used the internal projections provided by the Company to calculate the following estimates of Unlevered Free Cash Flow that were approved by the Company for use by Goldman Sachs in its analyses: $546 million for 2017, $743 million for 2018, $798 million for 2019, $825 million for 2020 and $890 million for 2021. Morgan Stanley used the internal projections provided by the Company to calculate the following estimates of

Unlevered Free Cash Flow that were approved by the Company for use by Morgan Stanley in its analyses: $532 million for 2017, $738 million for 2018, $798 million for 2019, $825 million for 2020 and $890 million for 2021. The difference between the Unlevered Free Cash Flow estimates calculated by Goldman Sachs and the Unlevered Free Cash Flow estimates calculated by Morgan Stanley is attributable to differences in their calculation of changes in net working capital and the use of Fuel for Growth and Real Estate Consolidation in calculating Unlevered Free Cash Flow estimates. Goldman Sachs, with the approval of the Company, used the Company’s internal projections for accounts receivable, inventory, other current operating assets, accounts payable and other current operating liabilities to calculate changes in net working capital ($57 million for 2017 and $69 million for 2018), while Morgan Stanley, with the approval of the Company, used the Company’s internal projections for accounts receivable, inventory and accounts payable to calculate changes in net working capital ($26 million for 2017 and $64 million for 2018). In addition, Goldman Sachs, with the approval of the Company, considered Fuel for Growth and Real Estate Consolidation when calculating Unlevered Free Cash Flow estimates for 2017, while Morgan Stanley, with the approval of the Company, did not.

The following disclosure amends and restates footnote 8 to the selected unaudited prospective financial information prepared by our management for the fiscal years ending December 31, 2017 through December 31, 2021, under the heading “The Merger—Unaudited Prospective Financial Information” on page 47 of the proxy statement:

(8)         The preliminary update to the June 2016 Projections differed from the Long-Range Plan in three primary respects. First, the preliminary update to the June 2016 Projections did not include figures for 2021. Second, the Long-Range Plan included a figure for Adjusted EPS (Incl. One Time Tax Benefit) in 2017 that was 4.69% higher than such figure in the preliminary update to the June 2016 Projections, as well as certain variances that resulted in such increase. This difference was as a result of the preliminary update to the June 2016 Projections not including a $0.15 per share positive impact due to the potential one time tax benefit described in footnotes (4) and (5) above. Third, the Long-Range Plan included a figure for Adjusted EPS (Incl. One Time Tax Benefit) in 2020 that was 1.56% lower than the figure included in the preliminary update to the June 2016 Projections, as well as certain variances that resulted in such decrease. This difference was as a result of the preliminary update to the June 2016 Projections including a lower assumption with respect to operating expenses in 2020 than was included in the Long-Range Plan. The below are details of the June 2016 Projections and the preliminary update to the June 2016 Projections prepared by our management. As noted in the section entitled “—Background of the Merger” beginning on page 30, our Board approved the June 2016 Projections on June 10, 2016. The Board was not presented with and did not review the preliminary update to the June 2016 Projections because further updates to the June 2016 Projections were in process. The Board was presented with and reviewed a preliminary Goldman Sachs’ analysis of Reckitt Benckiser’s proposal which was based on our management’s preliminary update to the June 2016 Projections. Our management subsequently finalized its updates to the June 2016 Projections which were the basis of Goldman Sachs’ final analysis of Reckitt Benckiser’s proposal. Goldman Sachs’ final analysis was presented to and reviewed by the Board on February 9, 2017.

June 2016 Projections

(for the year ended December 31 of each year,
dollars in millions other than per share amounts):	2017	2018	2019	2020	2021
Net Sales	$4,079	4,283	4,525	4,758	5,000
Gross Profit	$2,590	2,698	2,851	2,998	3,150
Less: Operating Expenses	$(1,519)	(1,515)	(1,582)	(1,649)	(1,725)
EBIT	$1,071	1,183	1,269	1,349	1,425
Less: Interest Expense	$(105)	(100)	(94)	(87)	(78)
Less: Income Taxes	$(251)	(292)	(317)	(341)	(364)
Less: Minority Interest	$(6)	(7)	(8)	(9)	(10)
Net Earnings	$709	784	850	912	973
EPS	$3.93	4.34	4.71	5.06	5.40

Preliminary Update to the June 2016 Projections

(for the year ended December 31 of each year,
dollars in millions other than per share amounts):	2017	2018	2019	2020
Net Sales	$3,760	3,942	4,184	4,475
Gross Profit	$2,384	2,481	2,632	2,810
Less: Operating Expenses	$(1,492)	(1,501)	(1,548)	(1,610)
EBIT	$892	980	1,085	1,199
Less: Interest Expense	$(110)	(110)	(110)	(110)
Less: Income Taxes	$(187)	(204)	(229)	(256)
Less: Minority Interest	$(6)	(6)	(6)	(6)
Net Earnings	$590	660	739	827
EPS	$3.20	3.58	4.02	4.50

The following disclosure amends and restates the table showing the reconciliation for Adjusted Earnings Per Share (Incl. One Time Tax Benefit) and the footnotes 1 to 5 underneath such table under the heading “The Merger—Unaudited Prospective Financial Information—Non-GAAP Financial Measures” on pages 48 and 49 of the proxy statement:

(for the year ended December 31 of each year):	2017	2018	2019	2020	2021
Net Earnings Attributable to Stockholders (Earnings per Share - Diluted)(5)	$ 3.11	$ 3.58	$ 4.02	$ 4.43	$ 4.80
Plus: Fuel for Growth(1)	0.07	-	-	-	-
Plus: Real Estate Consolidation(2)	0.02	-	-	-	-
Adjusted Earnings Per Share (Excl. One Time Tax Benefit)	$ 3.20	$ 3.58	$ 4.02	$ 4.43	$ 4.80
Plus: One-Time Tax Benefit Per Share(6)	0.15	-	-	-	-
Adjusted Earnings Per Share (Incl. One Time Tax Benefit)	$ 3.35	$ 3.58	$ 4.02	$ 4.43	$ 4.80

(1) Fuel for Growth adjustments related to implementation costs associated with the business productivity program referred to as “Fuel for Growth,” approved by the Company during the third quarter of 2015. The program is anticipated to be implemented over a three-year period. Fuel for Growth is designed to improve operating efficiencies and reduce costs. Fuel for Growth is expected to improve profitability and create additional investments behind brand building and growth initiatives. Fuel for Growth focuses on the optimization of resources within various operating functions and certain third party costs across the business.

(2) Real Estate Consolidation adjustments related to cost associated to real estate consolidation of the Chicago/Glenview offices.

(3) Net earnings have not been adjusted for charges related to Fuel for Growth and Real Estate Consolidation.

(4) Provision for GAAP Income Taxes is unadjusted and based on net earnings prior to the add-back of charges related to Fuel for Growth and Real Estate Consolidation.

(5) Net Earnings Attributable to Stockholders (Earnings Per Share - Diluted) reflects net earnings attributable to shareholders (per share) reduced by dividends and undistributed earnings attributable to unvested shares, which is $0.01 per share.

(6) One-Time Tax Benefit Per Share related to our management’s expectation of tax savings in 2017 associated with a lower effective tax rate.

(3) Supplement to “The Merger—Opinion of Goldman, Sachs & Co.”

The following disclosure amends and restates the first and second paragraphs under the heading “The Merger—Opinion of Goldman, Sachs & Co. —Illustrative Discounted Cash Flow Analysis” on page 54 of the proxy statement:

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 7.75% to 8.25%, reflecting estimates of the Company’s weighted average cost of capital and derived by application of the capital asset pricing model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, Goldman Sachs discounted to present value as of December 31, 2016, (i) estimates of unlevered free cash flow, for the years 2017 through 2021, as reflected in the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.75% to 3.25%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Forecasts.

The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Applying the range of growth rates and discount rates referenced above to the Company’s future unlevered cash flow forecasts implied a range of terminal EV/EBITDA multiples of 12.9x to 15.9x. The calculation of unlevered free cash flows, as used by Goldman Sachs in its analysis, is described in the section entitled “—Unaudited Prospective Financial Information” beginning on page 44. In addition, stock-based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from this range of illustrative enterprise values the $1.23 billion of net debt and non-controlling interest of the Company as of December 31, 2016, as provided by our management, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted shares of our common stock, as provided by our management, to derive a range of illustrative present values per share ranging from $75.50 to $92.50 (rounded to the nearest $0.25).

The following disclosure amends and restates the penultimate paragraph under the heading “The Merger—Opinion of Goldman, Sachs & Co.” on page 56 of the proxy statement:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Reckitt Benckiser, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and its affiliates from time to time, but during the two-year period ended February 10, 2017, Goldman Sachs’ Investment Banking Division did not receive any compensation for any such services. In addition, Goldman Sachs’ Investment Banking Division currently serves as a lender to the Company, together with 14 other banks, with respect to the $750 million revolving credit facility in which Goldman Sachs participated for approximately $33 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Reckitt Benckiser and its affiliates from time to time, but during the two year period ended February 10, 2017, Goldman Sachs’ Investment Banking Division did not receive any compensation for such services. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Reckitt Benckiser and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

(4) Supplement to “The Merger—Opinion of Morgan Stanley & Co. LLC”

The following disclosure amends and restates the second paragraph under the heading “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Equity Value Analysis” on page 61 of the proxy statement:

For this analysis, Morgan Stanley calculated a theoretical future value range of implied share prices for the Company as of January 1, 2019, and subsequently discounted such theoretical future value range including expected dividends to be received between January 1, 2017 and January 1, 2019, as reflected in the Forecasts and in the Consensus Case, to arrive at an illustrative present value range of implied share prices for the Company as of January 1, 2017. For purposes of the foregoing analysis, the Forecasts projected expected dividends per share of $1.65 for the year ending December 31, 2017 and $1.82 for the year ending December 31, 2018 and the Consensus Case projected expected dividends per share of $1.71 for the year ending December 31, 2017 and $1.79 for the year ending December 31, 2018. To calculate the theoretical future implied aggregate value range, Morgan Stanley applied the Company’s next twelve month (“NTM”) EBITDA multiple to the NTM EBITDA for the 2019 calendar year (which we refer to as the “NTM 2019 EBITDA Multiple”). For the Forecasts scenario, Morgan Stanley then adjusted the theoretical future implied aggregate value range by the Company’s total debt (excluding capitalized lease obligations) of $2.98 billion, non-controlling interest of $41 million and cash and cash equivalents of $2.33 billion based on the estimated consolidated balance sheet of the Company as of December 31, 2018, while capitalized lease obligations for future periods were assumed to be $3 million and equal capitalized lease obligations as of December 31, 2016, in each case as reflected in the Forecasts. For the Consensus Case scenario, Morgan Stanley adjusted the theoretical future implied aggregate value range by the Company’s total debt net of cash (excluding capitalized lease obligations) of $1.13 billion and non-controlling interest of $41 million based on the estimated consolidated balance sheet of the Company as of December 31, 2018, while capitalized lease obligations for future periods were assumed to be $3 million and equal capitalized lease obligations as of December 31, 2016, in each case as reflected in the Consensus Case. Morgan Stanley also reviewed the P/E ratio for the 2019 calendar year (which we refer to as the “NTM 2019 EPS Ratio”) for the Company, and upon the application of its professional judgment and experience, Morgan Stanley then applied a selected range of earnings multiples to the estimates of earnings for calendar year 2019. To calculate the present value range as of January 1, 2017, Morgan Stanley applied a cost of equity of 7.8%, which was selected based on Morgan Stanley’s professional judgment.

The following disclosure amends and restates the third paragraph under the heading “The Merger—Opinion of Morgan Stanley & Co. LLC—Discounted Cash Flow Analysis” on page 63 of the proxy statement:

Morgan Stanley calculated a range of implied values per the Company share based on the estimated future cash flows contained in the Forecasts and Consensus Case, as appropriate, during the calendar years 2017 through 2021. Using the definition of unlevered free cash flows set forth above, Morgan Stanley then calculated terminal values based on a terminal exit multiple of NTM EBITDA ranging from 12.0x to 15.0x, and perpetuity growth rates ranging from 1.7% to 2.7% for the Consensus Case and 1.8% to 2.8% for the Forecasts based on the mid-point of Morgan Stanley’s weighted average cost of capital range of 7.0%. For purposes of the foregoing calculation, Morgan Stanley applied the terminal exit multiple of NTM EBITDA to a projected EBITDA of $1.48 billion, as reflected in the Forecasts and to a projected EBITDA of $1.17 billion, as reflected in the Consensus Case. The terminal exit multiple was also based on calendar year 2022 EBITDA, which was extrapolated assuming constant revenue growth and EBITDA margin from projected EBITDA for the calendar year 2021. These values were then discounted to present values as of January 1, 2017, assuming a range of discount rates of 6.2% to 7.8%, which was selected based on Morgan Stanley’s professional judgment and by taking into consideration, among other things, a weighted average cost of capital calculation and the Company’s assumed cost of equity calculated using a capital asset pricing model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company. The calculation of unlevered free cash flow, as used by Morgan Stanley in its analysis, is described in the section entitled “—Unaudited Prospective Financial Information” beginning on page 44.

By Order of the Board,

/s/ Patrick M. Sheller

Chicago, Illinois	Patrick M. Sheller
May 19, 2017	Senior Vice President, General Counsel and Secretary